-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
| F  O  R  M  4 |                                      Washington, D.C. 20549
-----------------
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|   BOEHNKE               ERIC           | UPDATE.COM LTD.  "UDAT"                        |   Director              10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer             X Other          |
|                                        |  of Reporting Person  |  Year                  |   (give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |   FORMER DIRECTOR                      |
|   1820 FULTON AVENUE                   |                       |       04/00            |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |    N/A                |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by More than One         |
|   VANCOUVER, BRITISH COLUMBIA V7V 1S9  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Shares                 | 04/25/2000 |J(1)|    |  15,800,000    | A  | N/A     |    23,700,000   | D  |   N/A              |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
| Common Shares                 | 05/23/2000 |J(1)|    |  23,670,000    | D  | N/A     |        30,000   | D  |   N/A              |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|



Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:

(1)7,900,000  SHARES  ACQUIRED  ON  MARCH 1, 2000.  ON APRIL 25, 2000, 7,900,000
SHARES  WERE  FORWARD  SPLIT  AT  A  RATIO  OF  3 COMMON SHARES PER COMMON SHARE
RESULTING  IN  COMMON  SHAREHOLDINGS OF 23,700,000.  ON MAY 23, 2000, 23,670,000
COMMON  SHARES  WERE  CANCELLED  AND  RETURNED  TO  TREASURY.


**Intentional misstatements or omissions of facts constitute Federal           /s/ Eric Boehnke                           13/03/01
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ----------
                                                                               **Signature of Reporting Person              Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
